EXHIBIT 99.1

PRESS RELEASE DATED APRIL 23, 2004

[LETTERHEAD OF SOURCE CORP. APPEARS HERE]

SOURCECORP Announces Settlement Agreement

DALLAS, April 23, 2004 – SOURCECORP, Incorporated, (NASDAQ: SRCP), a leading provider of Business Process Outsourcing solutions, announced today that it has settled a pending legal matter with Mattel, Inc., which was described in its most recent 10-K. The impact of the settlement and related legal costs will reduce SOURCECORP’s first quarter earnings per share by $0.14. Earnings per share before the charge for the first quarter are expected to be consistent with analyst expectations of approximately $0.44, i.e. approximately $0.30 per share after such charge.

ABOUT SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the US, Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of a reduction in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Chuck Gilbert, SVP, Secretary & General Counsel: 214.740.6598